Exhibit 99.1

Royal Gold Provides an Update on Peñasquito

DENVER, COLORADO. JUNE 8, 2023: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that Newmont Corporation (“Newmont”) has suspended operations at the Peñasquito mine in Mexico in response to a strike action received from the National Union of Mine and Metal Workers of the Mexican Republic. Newmont stated that Minera Peñasquito has suspended operations in a safe and orderly manner and essential activities related to safety, security and environmental monitoring and protection continue. Newmont did not provide a timeline for resumption of operations.

Royal Gold owns a production payment equivalent to a 2.0% net smelter return royalty on all metal production from the Peñasquito mine. Peñasquito contributed approximately 7.2% of total revenue to Royal Gold in the year ended December 31, 2022.

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of March 31, 2023, the Company owned interests on 182 properties on five continents, including interests on 40 producing mines and 19 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Vice President Investor Relations and Business Development
(720) 554-6995